Exhibit 1.01. Equity Joint Venture Contract dated June 9, 2009 (translated from the executed Chinese version)

Dated:   June 9, 2009

Bio-bridge Science (HK) Co., Ltd

J R Scientific, Inc.

Beijing Boda Times Science and Trade Co., Ltd

Beijing Zhongpu Huaxing Biotechnology Co., Ltd

Huhhot Haibo Biologic Production Co., Ltd

And

China Diamond Limited

Equity Joint Venture Contract for the establishment and operation of Bio-Bridge JRS Biosciences (Beijing) Co., Ltd

TABLE OF CONTENTS

i

THIS EQUITY JOINT VENTURE CONTRACT (the “Contract”) is made on June 9, 2009

AMONG

(1)	Bio-bridge Science (HK) Co., Ltd, whose registered address is at Suit 1403 Cambridge House 26-28 Cameron Road T.S.T KLN Hong Kong (“Party A”);

(2)	J R Scientific, Inc., whose registered address is at 1242 Commerce Avenue Woodland, CA 95776 (“Party B”);

(3)	Beijing Boda Times Science and Trade Co., Ltd, whose registered address is at Room 2006, North Building of No. 1 Yard, Chengzi East Street, Mentougou District, Beijing (“Party C”);

(4)	Beijing Zhongpu Huaxing Biotechnology Co., Ltd, whose registered address is at Flat 8071 Building 2-2-D, 2 Xinxi Road, Haidian District, Beijing (“Party D”);

(5)	Huhhot Haibo Biologic Production Co., Ltd, whose registered address is at the Industrial Area of Baimiaozi Town, Tumote Zuoqi, Huhhot City, Inner Mongolia Autonomous Region (“Party E”); and

(6)	China Diamond Limited, whose registered address is at 8th Floor, Gloucester Tower, The Landmark, 15 Queen's Road Central, Hong Kong (“Party F”).

Party A, Party B, Party C, Party D, Party E and Party F will hereinafter be referred to collectively as the “Parties” and individually as a “Party”.

PRELIMINARY STATEMENTS

(B)	The Parties have gained their reputation and status in their respective business area, and they are willing to integrate their resources for the purpose of achieving better development;

(C)
Through faithful negotiation, the Parties agree to establish an equity joint venture company (the “Joint Venture Company”) in China according to the provisions of “Chinese-Foreign Equity Joint Venture Law of PRC” and its Implementing Regulations, and other relevant PRC laws and regulations and this Contract so as to fulfil the strategic objectives of the Parties.

THE PARTIES AGREE as follows:

1.          DEFINITIONS AND INTERPRETATION

Unless the provisions of this Contract otherwise provide, terms used in this Contract shall have the meanings set out in Appendix 1.

Reference to “days” in this Contract means calendar days unless otherwise specified.

Unless the context requires otherwise, in this Contract, words importing the singular include the plural and vice versa and words importing gender or the neuter include both genders and the neuter.

The provision of a Table of Contents, the division of this Contract into Clauses and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Contract.

2.             PARTIES TO THE CONTRACT

The Parties to this Contract are set forth below:

Party A:

Name: Bio-bridge Science (HK) Co., Ltd,

Legal Address: Suit 1403 Cambridge House 26-28 Cameron Road T.S.T KLN Hong Kong

Legal representative:

Name: Mr. Trevor Roy
Position: Chairman
Nationality: Australian

Party B:

Name:  J R Scientific, Inc.

Legal Address: 1242 Commerce Avenue Woodland, CA 95776

Legal representative:

Name: Mr. Jan Baker
Position: President and CEO
Nationality: USA

Party C:

Name:  Beijing Boda Times Science and Trade Co., Ltd

Legal Address: Room 2006, North Building of No. 1 Yard, Chengzi East Street, Mentougou District, Beijing

Legal representative:

Name:   Mr. Zhongjie Yi
Position:  Chairman
Nationality:  Chinese

Party D:

Name: Beijing Zhongpu Huaxing Biotechnology Co., Ltd

Legal Address: Flat 8071 Building 2-2-D, 2 Xinxi Road, Haidian District, Beijing

Legal representative:

Name:  Ms. Puxian Ren
Position:  Chairman
Nationality:  Chinese

Party E:

Name: Huhhot Haibo Biologic Production Co., Ltd

Legal Address: the Industrial Area of Baimiaozi Town, Tumote Zuoqi, Huhhot City, Inner Mongolia Autonomous Region

Legal representative:

Name:  Mr. Yongsheng Lee
Position:  Chairman
Nationality: Chinese

Party F:

Name: China Diamond Limited

Legal Address: 8th Floor, Gloucester Tower, The Landmark, 15 Queen's Road Central, Hong Kong

Legal Representative:

Name:  Mr. Trevor Roy
Position: Chairman
Nationality: Australian

3.             ESTABLISHMENT OF THE JOINT VENTURE COMPANY

 3.1         Establishment of the Joint Venture Company

3.1.1           As soon as practical after the signing of this Contract, the Parties shall submit to the Examination and Approval Authority an application for official approval of the terms of this Contract, its Appendix and such other documents as shall be required for the establishment of the Joint Venture Company.

3.1.2           If the terms of this Contract and its Appendix are not required to make any major amendment by the Examination and Approval Authority and each of the Parties has issued a written notice to the other Parties confirming their consent of the content of the Certificate of Approval, the Parties shall apply on behalf of the Joint Venture Company to SAIC for the issue of a Business License to the Joint Venture Company within one month after receipt of the Certificate of Approval.

3.1.3           The date of issue of the Business License shall be the date of establishment of the Joint Venture Company (the “Date of Establishment”).

 3.2         Pre-commencement Expenses

3.2.1           All pre-commencement expenses required for the formation and establishment of the Joint Venture Company shall first be advanced by the Parties in accordance with a budget agreed by the Parties. The Parties shall be reimbursed for all such amounts incurred in relation to the formation and establishment of the Joint Venture Company from the date of signing of this Equity Joint Venture Contract to and including the Date of Establishment from the funds of the Joint Venture Company within three (3) months of its establishment in accordance with a payment schedule determined by the Board.

3.2.2           Notwithstanding the foregoing, if this Contract terminates pursuant to Clause 5.2, all such pre-commencement expenses incurred by the Parties as aforesaid shall be borne by the Party which incurred the relevant expense.

3.2.3           Notwithstanding the foregoing, each of the Parties shall respectively bear its own costs in relation to its own professional advisors concerning negotiating and signing this Contract and Articles of Association.

 3.3         Name and Address of the Joint Venture Company

3.3.1           The name of the Joint Venture Company shall be: “Bio-Bridge JRS Biosciences (Beijing) Co., Ltd” in English, and普瑞杰成医药科技（北京）有限公司in Chinese.

3.3.2           The legal address of the Joint Venture Company is No. 7 standard factory, Caiyuan Industrial Zone, No. 10 Caixiang East Road, Nancai Town, Shunyi District, Beijing.

3.3.3           Subject to relevant Chinese laws and regulations and approval by the Examination and Approval Authority, upon resolution of the Board, the Joint Venture Company may establish branch organizations and offices within or outside the People’s Republic of China.

 3.4         Limited Liability Company

The form of organization of the Joint Venture Company shall be a limited liability equity joint venture company. The investors responsible for paying in the registered capital of the Joint Venture Company shall be all of the Parties. Once the Parties have paid their respective contributions to the registered capital of the Joint Venture Company in full (including any contributions paid towards any increases in registered capital), no Party shall be required to provide any further funds to the Joint Venture Company.  Creditors of the Joint Venture Company shall have recourse only to the assets of the Joint Venture Company and shall not seek repayment from any equity holder.

 3.5         Laws and Regulations

The Joint Venture Company shall be a legal person under the laws of China.  The activities of the Joint Venture Company shall comply with and be governed and protected by the relevant and published Chinese laws and regulations.

4.             OBJECTIVES AND SCOPE OF BUSINESS

 4.1         Objectives

The objectives of the Parties in establishing the Joint Venture Company are to enhance the economic co-operation and technical exchanges among the Parties, to adopt advanced and applicable technologies and scientific management methods, to develop, manufacture and sell [biologic products] which shall meet the requirements of domestic and international markets, so as to ensure satisfactory economic efficiency and benefits for each of the Parties.

 4.2         Scope of Business of the Joint Venture Company

The scope of business of the Joint Venture Company shall be to develop, manufacture and sell raw material and subsidiary material of biologic products and the culture mediums and such other business as allowed by the PRC laws and regulations (the “Business”).

5.             REGISTERED CAPITAL AND TOTAL INVESTMENT

 5.1         Registered Capital and Total Investment

The Joint Venture Company’s registered capital shall be Ten Million RMB (RMB10,000,000), and its total investment shall be Ten Million RMB (RMB10,000,000).

 5.2         Contributions to Registered Capital

5.2.1           Party A shall contribute in cash in US dollars an amount equal to Five Million and One Hundred Thousand RMB (RMB5,100,000), representing fifty one percent (51%) of the registered capital. The exchange rate to be used for calculating the amount of US dollars required shall be the average of the buying and selling rates for US dollars published by People’s Bank of China on the applicable Contribution Date. Party B shall contribute in technology, independently valued, at a value equal to One Million and Five Hundred Thousand RMB (RMB1,500,000), representing fifteen percent (15%) of the registered capital.

5.2.2           Party C shall contribute in equipment, at a value equal to One Million RMB (RMB1,000,000), representing ten percent (10%) of the registered capital.

5.2.3           Party D shall contribute in cash an amount of One Million RMB (RMB1,000,000), representing ten percent (10%) of the registered capital.

5.2.4           Party E shall contribute in cash an amount of Thirty Hundred Thousand RMB (RMB300,000), representing three percent (3%) of the registered capital.

5.2.5           Party F shall contribute in cash in US dollars an amount equal to One Million and One Hundred Thousand RMB (RMB1,100,000), representing eleven percent (11%) of the registered capital. The exchange rate to be used for calculating the amount of US dollars required shall be the average of the buying and selling rates for US dollars published by People’s Bank of China on the same business day as the Contribution Date.

5.2.6           Within ninety (90) days of the issuance of a Business License to the Joint Venture Company, by SAIC, (the initial "Contribution Date") the Parties shall contribute not less than twenty percent (20%) of the total amount of the registered capital, the remaining eighty percent (80%) of the same shall be made by each of the Parties within six (6) months of the initial Contribution Date.

5.2.7           In the event that a Party fails to make its contribution by the Contribution Date (or “Defaulting Party”), in whole or in part, in accordance with Clause 5.2.7, in addition to the liability under Clause 16 of this Contract, the Defaulting Party shall also be liable to pay interest to the Joint Venture Company on the unpaid amount from the date on which such unpaid sum becomes due and payable until the date of the actual payment at the rate of five percent (5%) above the one year London Interbank Offered Rate (LIBOR) for US Dollar loans as liquidated damages.

 5.3         Conditions Precedent to the Contribution of Registered Capital

5.3.1           The fulfillment by the Parties of the obligations under Clause 5.2 is subject to the following conditions (the “Conditions”) having been fulfilled prior to the expiry of the period referred to in Clause 5.3.2:

(a)	issuance by the Examination and Approval Authority to the Joint Venture Company of a Certificate of Approval consistent with the terms of this Contract and its Appendixes; and

(b)	issuance by the SAIC to the Joint Venture of a Business License consistent with the terms of this Contract and its Appendixes.

5.3.2           The Parties shall use their best efforts to procure the fulfillment of the Conditions set out in Clause 5.3.1 above as soon as possible and in any event before the expiry of six (6) calendar months from signing this Contract.

5.3.3           If the Conditions have not been fulfilled upon the expiry of the period referred to in Clause 5.3.2, then this Contract shall terminate automatically unless, on or prior to the expiry of that period, the Parties have negotiated in good faith and have agreed in writing to either (i) postpone the date for fulfillment of the Conditions to a new date in accordance with Clause 5.3.4 or (ii) make adjustments to this Contract.

5.3.4           If the Parties have agreed to extend the period for fulfillment of the Conditions in accordance with Clause 5.3.3, then the provisions of this Clause 5.3 shall apply as if the extended period was applicable.

5.3.5           Upon termination of this Contract pursuant to Clause 5.3.3, all rights and obligations of the Parties hereunder shall cease to have effect immediately and no Party shall have any liability to any other Parties in respect of such termination or the negotiations in connection therewith except that termination shall not affect the accrued rights and obligations of the Parties up to the date of termination.

 5.4         Investment Certificates

5.4.1           Promptly after a contribution by each of the Parties of the registered capital, an accountant registered in China shall be engaged, at the expense of the Joint Venture Company, to verify the respective contribution and issue a contribution verification report.  Thereupon, the Joint Venture Company shall, within thirty (30) days after receiving the contribution verification report, issue an investment certificate to each of the Parties signed by the Chairman of the Board and specifying their respective contributions to the registered capital of the Joint Venture Company.

 5.5         Assignment of Equity Interest

5.5.1           Assignment to Affiliates

(a)
Each of the Parties (the “Assigning Party”) is hereby granted a right to assign, at any time during the term of this Contract, its equity interest in the Joint Venture Company’s registered capital to one or more of its Affiliates for any consideration it deems appropriate.

(b)
The other Parties (the “Non Assigning Parties”) shall waive any right to pre-emptive purchase of such equity interest to be assigned by the Assigning Party pursuant to Clause 5.5.1(a) and shall cause the directors appointed by them to vote for any such assignment in a duly convened Board meeting.

(c)
The provisions of Clause 5.5.4(a) shall apply mutatis mutandis to the execution of documents by the Affiliate(s) of the Assigning Party for the assumption of rights and obligations which were originally assumed by the Assigning Party under this Contract prior to the Assignment.

5.5.2           Assignment Among the Parties

(a)
Except in the case of Clauses 5.5.1 and 15, in the event that any Party (the “Selling Party”) wishes to sell, transfer or otherwise assign all or part of its equity interest in the Joint Venture Company’s registered capital, the Selling Party is obliged to offer the equity interest in question for sale to the other Parties first, for which purpose the Selling Party shall notify the other Parties in writing of its offer to sell, which offer shall contain a proposed price for the equity interest (the “Offered Price”) and the main terms and conditions of the transfer which offer shall be open for acceptance by the other Parties within thirty (30) days after receipt of the notice in question.

(b)
In the event that the other Parties confirm in writing within the thirty (30) day period referred to under Clause 5.5.2(a) above, that it shall purchase (the “Purchasing Party”) all or part of the Selling Party’s interest in the Joint Venture Company’s registered capital, unless the Selling Party and the Purchasing Party agree otherwise, the price for such sale and purchase to be paid to the Selling Party shall be the price agreed by the Selling Party and the Purchasing Party based on the Offered Price.

(c)
If all other Parties decline to purchase the equity interest offered for sale by the Selling Party within the thirty (30) day period referred to under Clause 5.5.2(a) above (a failure to reply within said period shall be deemed to be a declination to purchase), then the Selling Party shall be entitled to sell the equity interest to a third party at a price not lower than the Offered Price.

(d)	The Parties may assign all or any of their equity interests among themselves.

5.5.3           Assignment - General

(a)
The Selling Party shall be responsible for ensuring that the third party will execute all documents so that the third party shall assume such rights and obligations as were originally assumed by the Selling Party under this Contract prior to the assignment to the third party of all (or, as the case may be, part) of the Selling Party’s equity interest in the registered capital of the Joint Venture Company. Any consent given by the Non Assigning Parties for the assignment by the Selling Party to the third party shall be deemed withdrawn if either of the Selling Party or the third party does not comply with the foregoing terms of this Clause 5.5.3(a).

(b)
An assignment to a third party shall be completed within sixty (60) days or an amended timeframe agreed by the Parties after receipt of the approval of the Non Assigning Parties and the approval of the Examination and Approval Authority.

5.5.4           Approval

Details of any Assignment to be made in accordance with this Clause 5.5 (and any amendment to this Contract (if any) required as a result thereof) shall be submitted by the Non Assigning Parties, the Selling or Assigning Party and the Joint Venture Company to the Examination and Approval Authority for approval. The Parties agree to use their respective best effects to procure the relevant approvals as soon as practicable. Upon receipt of the approvals of the Examination and Approval Authority and the completion of the assignment transaction, the Joint Venture Company shall register the change in ownership of registered capital with the SAIC, and issue to the equity holder a new investment certificate recording the change in ownership.

5.6          Increase of Registered Capital

5.6.1           If the Board of the Joint Venture Company resolves to increase the registered capital of the Joint Venture Company after the Date of Establishment, then, unless the Parties otherwise agree, each of the Parties shall have the right to contribute to the increased registered capital in proportion to such Party’s percentage share in the registered capital of the Joint Venture Company at that time.

5.6.2           Without prejudicing the effectiveness of Clause 5.6.1 above, if any Party waives its right to contribute to the increased registered capital (or any part thereof) as resolved by the Board of the Joint Venture Company, the subscribing Parties shall have the right (but not the obligation) to elect to contribute, or nominate one of its Affiliates to contribute the non-subscribing Party’s share (or part thereof) of the increase in the registered capital, in which case the percentage share of each Party (or its Affiliate(s) if applicable) shall be adjusted to reflect their actual contributions to the increased registered capital of the Joint Venture Company.

5.6.3           Details of any increase in accordance with Clause 5.6 shall be submitted to the Examination and Approval Authority for examination and approval. The Parties agree to use their respective best efforts to procure the approval by the Examination and Approval Authority of any subscription to the increased registered capital subscribed to in accordance with the foregoing terms of Clause 5.6. Upon receipt of the approval of the Examination and Approval Authority, the Joint Venture Company shall register the increase in the registered capital with the SAIC, and the Parties shall be issued new Certificates of Investment pursuant to Clause 5.4.

5.6.4           The Contribution Date for the increase of the registered capital shall be within one (1) month of the issuance of the approval of the Examination and Approval Authority as per Clause 5.6.3.

 5.7         Working Capital

If the operations of the Joint Venture Company require, and subject to the approval of the Board, the Joint Venture Company may borrow from commercial banks or other financial institutions sufficient funds to maintain the operations of the Joint Venture Company.

6.             RESPONSIBILITIES OF THE PARTIES

In addition to its other obligations under this Contract, the Parties shall separately or jointly:

(a)	apply for all necessary approvals, permits, licenses and registrations required for the establishment and operation of the Joint Venture Company;

(b)
assist the Joint Venture Company in applying for and obtaining preferential tax and customs duty reductions and exemptions and the benefit of other investment incentives available the Joint Venture Company;

(c)	assist the Joint Venture Company in all ongoing regulatory matters, including, without limitation, renewals of all approvals, permits, licenses and registrations;

(d)	assist the Joint Venture Company in opening RMB and foreign exchange bank accounts in China;

(e)	assist the Joint Venture Company in relating with the relevant authorities with respect to the supply of all utilities to the Joint Venture Company;

(f)
use its extensive knowledge of the Chinese and international market in order to provide advice to the Joint Venture Company so as to assist in its development, and help the Joint Venture Company establish and maintain strong, productive relations with officials at various levels of Chinese government; and

(g)	handle other matters which may be entrusted to it by the Joint Venture Company.

7.             BOARD OF DIRECTORS AND SUPERVISOR

7.1          Directors and Chairman

7.1.1           The Board shall consist of eleven (11) directors, six (6) of whom shall be appointed by Party A, and the remaining five (5) shall be appointed by each of Party B, Party C, Party D, Party E and Party F, respectively. The Board shall be deemed established from the date of issue of the Business License of the Joint Venture Company.

7.1.2           In the event of a change in the equity percentage of the Parties in the Joint Venture Company, the Parties shall collectively adjust the number of their respective directors with the approval of the Board in order to reflect the adjusted equity percentage of the Parties following the change in equity holdings.

7.1.3           Each director shall be appointed for a term of three (3) years. Any director may be removed by, and may serve consecutive terms if reappointed by, the Party which originally appointed him. The term of appointment of the members of the initial Board shall commence on the Date of Establishment.  If a seat on the Board is vacated by the retirement, resignation, illness, disability or death of a director or by the removal of such director by the Party which originally appointed him, the Party which originally appointed such director shall appoint a successor to serve out such director’s term within thirty (30) days and shall give notice of such change(s) to the other Parties and the Joint Venture Company.

7.1.4           One director appointed by Party A shall serve as the Chairman of the Board. The chairman shall act as the legal representative of the Joint Venture Company and shall be responsible to convene and preside the Board meetings and exercise such authority as shall be authorized by the relevant Chinese laws and regulations and by the Board.  Whenever the Chairman of the Board is unable to perform his responsibilities, he shall appoint in writing another director to perform his duty.

7.2          Powers of the Board

7.2.1           The Board shall be the decision-making authority of the Joint Venture Company.  The Board shall be responsible for making all decisions of the Company, including but not limited to the following:

(a)	the long term strategic plans, annual business plans, annual budgets, annual accounts and annual financial reports of the Joint Venture Company;

(b)	the profit distribution schemes, allocation of profits to the various funds required by PRC laws and schemes for making up the losses (if any) of the Joint Venture Company;

(c)	any amendment to the Articles of Association;

(d)	any wind-up, liquidation or dissolution of the Joint Venture Company and change of the term of the Joint Venture Company;

(e)	the merger of the Joint Venture Company with another economic organization;

(f)	any increase in the registered capital or, subject to Clause 5.5, assignment of any Party’s equity interest in the Joint Venture Company;

(g)	the Joint Venture Company’s expansion into any domestic or foreign city other than that in which the Joint Venture Company commences operations;

(h)	the products which the Joint Venture Company manufactures and sells from time to time and any change in the nature of the Business of the Joint Venture Company;

(i)
the appointment, remuneration, compensation, transfer and discharge of the Senior Employees and the Management Personnel nominated by the General Manager, and the arrangement for the remove of the Senior Employees and the Management Personnel;

(j)	the purchase or lease of any real property (land and buildings);

(k)
the purchase, assignment, sale, lease or other disposal in any 12 month period of any asset or property (or related group of assets or properties) of the Joint Venture Company having a net book value in excess of an amount to be determined at the first Board meeting and to be reviewed by the Board from time to time;

(l)	the creation of mortgage, pledge, lien or any other security interest over the foregoing assets or properties of the Joint Venture Company;

(m)	the borrowing money by the Joint Venture Company from any third person;

(n)	the appointment or change of external auditors, and any change in the accounting policies of the Joint Venture Company and accounting reference date or bank mandates;

(o)
the establishment of any social insurance scheme (including retirement insurance, medical insurance, unemployment insurance, housing fund, industrial injury insurance) in relation to the Joint Venture Company’s employees (excluding those Personnel seconded by any Party to the Joint Venture Company), or the making of any contribution to any third party scheme for the provision of retirement benefits; and the establishment of any bonus, profit sharing or other incentive scheme for the Joint Venture Company;

(p)
the granting or entering into or termination of any license agreement or arrangement concerning any of its intellectual property rights and policies and measures to protect the intellectual property which the Joint Venture Company owns or is licensed to use for its business;

(q)
the granting of the intellectual property owned or licensed to the Joint Venture Company, and the execution and termination of the agreement or arrangement relating to the intellectual property protection policy and measurement;

(r)
any project incurring capital expenditure individually of One Hundred and Fifty Thousand RMB (RMB150,000) or more, or all the projects in a quarter incurring a total capital expenditure of Three Hundred Thousand RMB (RMB300,000);

(s)	the entering into or termination of any contract with a gross value of fifteen percent (15%) of budgeted sales for that year approved by the latest meeting of the board of directors;

(t)	the entering into or termination of any long-term contracts with a duration of three (3) years or more;

(u)	the entering into or termination of any contract between the Joint Venture Company and any Affiliate of any Party;

(v)	any expansion of the sales market of the Joint Venture Company; and

(w)	such other powers and functions the Board, at its discretion, determines to practice.

7.2.2           The Board may establish standing committees or ad hoc committees to be responsible for considering and/or implementing such matters as may be delegated to them by the Board.

7.3          Board Meetings

7.3.1           Meetings of the Board shall, in general, be held in Beijing, or such other place as shall be determined by the Chairman.  Meetings of the Board may also be held by way of telephone conferencing or video-conferencing.  If a director is unable to attend he shall appoint, in writing, a proxy to represent and vote for him at a Board meeting.  A proxy may, but need not, be a director, and a director may serve as proxy for one or more absent directors.

7.3.2           Each Board meeting requires a quorum of eight (8) of all directors present in person or by proxy, telephone or by video-conferencing in order for the resolutions adopted by such meeting to be valid. If a quorum is not present, the Chairman shall send notice to all directors within forty eight (48) hours, and call a subsequent Board meeting (the "adjourned Board Meeting") with an identical agenda to be convened within the following ten (10) days, in which case each of the Parties is obliged to procure that the directors appointed by each of them shall attend the adjourned Board meetings so convened. If a quorum is still not present at such an adjourned Board Meeting, then decisions adopted at the adjourned Board Meeting shall be deemed valid.

7.3.3           At Board meetings, each director (including the Chairman) shall have only one vote. Issues to be determined at a Board meeting shall be adopted by the affirmative vote of a simple (1/2) majority of the directors present in person or by proxy, telephone or video-conferencing at a duly constituted Board meeting, except for issues provided in Clause 7.3.4 below.

7.3.4           If the following issues require Board action, they shall require the unanimous vote of the directors present at a duly constituted Board meeting:

(a)	modifications or amendments to the Articles of Association;

(b)	any increase or decrease of registered capital of the Joint Venture Company;

(c)	merger or de-merger of the Joint Venture Company; or

(d)	termination, dissolution or liquidation of the Joint Venture Company.

7.3.5           In case a resolution proposed at a Board meeting is not adopted because the relevant majority or unanimity required has not been achieved, and failure to adopt the proposed resolution will materially endanger the interest of the Joint Venture Company (a “Deadlock”), the Parties shall forthwith thereafter enter into good faith negotiations to resolve the Deadlock.  If the Deadlock is not resolved within fifteen (15) days of the relevant Board meeting, then the senior representatives (other than the directors) of the Parties, shall, within a further ten (10) day period thereafter, meet and attempt to reach a solution acceptable to each Party. The resolution (if any) reached by such senior representatives of the Parties shall be submitted for approval forthwith to a Board meeting convened for the purpose of approving such resolution, whereby the Parties shall cause the directors appointed by them respectively to vote in favor of approving such resolution within ten (10) days after a unanimously acceptable solution is reached by the senior representatives of the Parties. If no resolution is reached in the manner and within the times contemplated by the foregoing terms of this Clause, then the provisions of Clause 14.5(f) shall apply.

7.3.6           The Board shall convene at least one (1) meeting every year.  Upon the written request of not less than five (5) directors, specifying the business to be discussed, the Chairman shall convene a meeting of the Board at a convenient time and, subject to Clause 7.3.1, location. Notwithstanding the above, during the Joint Venture Company’s first year of operations starting from the Date of Establishment, the Board shall convene at least quarterly, and thereafter, the Board shall convene at such intervals as determined by the Chairman.

7.3.7           Board meetings shall be called by not less than fifteen (15) days prior written notice (which shall include notification in both the Chinese and English languages as to time, place and the agenda of the business which is proposed to be discussed at such meeting) given by facsimile or other electronic means to each director. Notwithstanding the foregoing, the directors may in writing unanimously waive the notice requirements of this Clause 7.3.7 and consent to a Board meeting being held on shorter notice.

7.3.8           In lieu of a Board meeting, a written resolution may be adopted by the Board if such resolution is sent to the directors of the Board (no less than the quorum provided in Clause 7.3.2) and signed in one or more counterparts by these directors (which shall not be signed by their proxies). A written resolution so adopted shall be equally valid as a resolution adopted in a formally convened Board meeting.

7.3.9           Minutes and resolutions of meetings of the Board shall be signed by each director or his/her proxies attending the meeting and the originals thereof shall be kept in the Minutes Book of Board Meetings of the Joint Venture Company at the Joint Venture Company’s legal address. A copy of the minutes shall immediately be sent by facsimile or registered post to each of the directors upon completion of a Board meeting.

7.3.10         The minutes of Board meetings and written resolutions of the Board shall be recorded in Chinese.  These documents shall also be translated to English and distributed to parties who use English as the business language.

7.3.11         Prior to the end of each Board meeting, the directors shall determine the date on which the next Board meeting (“Next Board Meeting”) is to be held.  In the event of any change in the date on which the Next Board Meeting is to be held, the Chairman shall give each director not less that fifteen (15) days prior written notice of the new date for the Next Board Meeting (unless the fifteen (15) days notice requirement is waived in accordance with Clause 7.3.7).

7.4          First Board Meeting

The first Board Meeting shall be convened within thirty days after the Date of Establishment of the Joint Venture Company. The Parties agree that at the first Board meeting of the Joint Venture Company, resolutions shall be passed by every director voting in person or by proxy at such meeting to approve the following matters:

(a)
appointment of the first General Manager, Deputy General Manager and the Chief Financial Officer nominated by Party A, and determination of the respective terms of the secondment agreements for them to be seconded by the relevant nominating Party to the Joint Venture Company (or their contracts of employment as the case may be); and

(b)
subject to the provisions of Clauses 7.2.1 and 8 and the approval by the Board, delegation to the General Manager of the overall management of the Joint Venture Company’s activities and the day to day business of the Joint Venture Company, including, but not limited to:

(i)	execution of the strategies adopted by the Board from time to time and implementation of decisions in relation to the operations of the Joint Venture Company made by the Board from time to time;

(ii)	preparation and implementation of all annual business plans, annual budgets and annual accounts of the Joint Venture Company and submission of the same to the Board for discussion and approval;

(iii)	the overall management of Joint Venture Company's business;

(iv)	the conduct of litigation or arbitration proceedings on behalf of the Joint Venture Company as decided by the Board;

(v)	responsibility for advertising, public relations and governmental relations;

(vi)
execution and delivery of all contracts, agreements, documents or instruments which may be deemed necessary for carrying on the business of the Joint Venture Company and within the powers delegated to him/her by the Board;

(vii)	responsibility for ensuring compliance by the Joint Venture Company with relevant Chinese laws and regulations and any other laws applicable to the Joint Venture Company;

(viii)	power to delegate such of his management powers as shall fall within the authority of the General Manager;

(ix)	any other acts, transactions or decisions as the Board may direct from time to time.

(x)	the determination of the amount as per Clause 7.2.1(a) and (k) above;

(xi)	appointment of the Auditors referred to in Clause 11.4.1;

(xii)	the decision about the repayment of the pre-commencement expenses as per Clause 3.2.1;

(xiii)	the establishment of the business management structure referred to in Clause 8;

(xiv)	the adoption of a business plan and budget for the first year of operation; and

(xv)	the policy of procurement of raw materials and capital equipment of the Joint Venture Company.

7.5          Remuneration of Directors

All directors (including the Chairman) shall serve without any remuneration, but (i) the reasonable costs and expenses incurred by the directors in attending the Board meetings shall be reimbursed by the Joint Venture Company; and (ii) a director shall also be entitled to receive remuneration and compensation for performance of special tasks assigned by the Board within the budget approved by the Board.

7.6          Indemnity for Directors

No director shall have any liability for any acts performed in his capacity as a director except for such acts knowingly in violation of laws or regulations or that constitute gross negligence and willful misconduct. The directors shall exercise their powers in good faith and within the scope of authority determined or delegated by the Board. The Joint Venture Company shall indemnify each director against any claims which may be brought against such director for acts performed in his capacity as director of the Joint Venture Company except for acts knowingly in violation of laws or regulations or that constitute gross negligence and willful misconduct.

7.7          Supervisor

7.7.1           The Joint Venture Company shall have a Supervisor rather than a Supervisory Board which shall be appointed by Party A.

7.7.2           The Supervisor shall be appointed for a term of three (3) years, and may serve consecutive terms if reappointed Party A.

7.7.3           The Supervisor shall exercise the following powers and functions:

(a)	to supervise the Joint Venture Company's financial affairs;

(b)	to supervise the directors and senior managers’ misconduct which violates the provisions of law, regulation and the Articles of Association when they execute their duties;

(c)	when an act done by a director or senior manager is detrimental to the Joint Venture Company's interests, to require such director or senior manager to rectify such act;

(d)	to initiate proceedings against the directors and senior managers according to the provision of the Joint Venture Company Law; and

(e)	such other functions and powers as specified in the Articles of Association of the Joint Venture Company.

7.7.4           The Supervisor may attend the Board meeting as a non-voting attendee, and offer inquiry and suggestion to the Board meeting. The directors and the senior managers may not concurrently serve as the Supervisor.

8.             BUSINESS MANAGEMENT ORGANIZATION

8.1          Management Structure

The Joint Venture Company shall adopt a business management structure designed by the General Manager and approved by the Board under which the General Manager shall have overall responsibility for the day to day operations of the Joint Venture Company, and shall report to and be under the leadership of the Board.

8.2          Senior Management Personnel

Until such time as the Board shall otherwise determine, the senior management positions of the Joint Venture Company shall be as follows:

-	One (1) General Manager; and

-	Other senior managers as determined by the Board

The director nominated by Party C shall, upon appointment of the Board, serve as the first General Manager. In the event that the misconduct of the first General Manager gives rise to any loss or difficultly of the Joint Venture Company, the Board may discharge the General Manager, in which case the new General Manager shall be nominated by Party A and appointed by the Board.

The General Manager shall report to the Board and the Deputy General Managers shall report to the General Manager.

8.3          Term of Office

The General Manager and any Deputy General Manager shall be appointed for a term of three (3) years. The General Manager may serve consecutive terms if he is nominated by the Board. The Deputy General Manager may serve consecutive terms if re-nominated by the Party which originally nominated him. If the position of either the General Manager or the Deputy General Manager is vacated by his retirement, resignation, illness, disability or death or by his removal by the Party which originally nominated him, the Party which originally nominated him shall nominate a successor to serve out his term.  Appointments to and dismissals from the positions of General Manager and Deputy General Manager shall be made by the Board.

8.4          Functions of General Manager

8.4.1           The General Manager is responsible for implementing the decisions and plans of the Board, and for organizing and conducting the daily management of the Joint Venture Company.  The General Manager shall have such powers and functions as set out in this Contract and as delegated to him by the Board pursuant to Clause 7.4(b) hereof (as may be subsequently varied).

8.4.2           The General Manager shall consult with the Deputy General Managers on major operational issues (such as the preparation of annual budgets, business plans, and the hiring, remuneration and dismissal of Management Personnel), provided that if the General Manager and the Deputy General Managers fail to reach an agreement on any matter, the General Manager shall have the right to make a final decision and to implement such decision (provided that in so doing, the General Manager is acting within the scope of his authority). The General Manager shall subsequently inform the Board of such decision.

8.5          Functions of Deputy General Managers

The Deputy General Managers shall assist the General Manager to implement the decisions and plans of the Board, and carry out the work delegated to him by the General Manager in respect of the daily operation and financial management of the Joint Venture Company.  The Deputy General Managers shall report to the General Manager.  The General Manager may entrust the Deputy General Managers, in writing, to carry out certain of his functions on his behalf.

8.6          Chief Financial Officer

The Deputy General Manager nominated by Party A and appointed by the Board shall serve concurrently as the Chief Financial Officer. The Chief Financial Officer shall be responsible for the finance and accounting issues of the Joint Venture Company and for the overall audit of the income and expense, and shall report directly to the Board.

8.7          Management Personnel

Management Personnel shall be nominated by the General Manager and appointed by the Board.  Management Personnel shall be responsible for the work of their respective departments or lines of business, handle the matters delegated to them by the General Manager and shall report to the General Manager from time to time.

8.8          Non-Competition by Senior Managers and Management Personnel

The Senior Managers and Management Personnel shall work full time in the Joint Venture Company and shall not, during their employment with the Joint Venture Company and two (2) years thereafter, take up any other executive or administrative position in any other competing economic organization nor engage in any activities which are in competition with the Business of the Joint Venture Company or are detrimental to the Joint Venture Company’s interests in China. If, during their employment with the Joint Venture Company, any one of the above persons is found to be in violation of the foregoing provision, he may be immediately suspended, disciplined or dismissed by the General Manager or the Board. Should he be found in violation of the foregoing provision within two (2) years after his employment with the Joint Venture Company, the Joint Venture Company shall be entitled to adopt any legal and appropriate measures for his responsibility.

9.             BUSINESS PLACE

The Joint Venture Company shall, in accordance with the terms and conditions approved by the Board, lease or purchase the appropriate place for its business. Upon approval of the Board, the Joint Venture Company may rent the unused space to the other entities.

10.          LABOR MANAGEMENT

10.1        Governing Principles

Matters relating to the recruitment, employment, dismissal, resignation, wages, welfare and other matters concerning the Personnel of the Joint Venture Company shall be handled in accordance with relevant Chinese laws and regulations. The Joint Venture Company shall adopt as far as permitted by PRC laws and practical the standard management rules of Party A in relation to the employees. The Joint Venture Company shall be staffed by both local and expatriate staff at a level agreed upon among the Parties.  Each Party may recommend any number of qualified candidates and the General Manager shall examine these recommendations in accordance with the principles set forth in Clauses 10.2 and 10.3 below.

10.2        Working Personnel

10.2.1         The Joint Venture Company shall employ Working Personnel at its own discretion on the basis of merit. The qualifications and proficiency of each candidate shall be examined and/or tested before hiring.  Labor contracts shall be entered into between the Joint Venture Company and each individual member of the Working Personnel. Terms of labor contracts of Working Personnel shall be determined by General Manager, subject to the provisions of Clause 7.2.1.  Each labor contract shall set out all material terms governing the employment, duties and benefits of the relevant individual and shall be filed with the local labor department.

10.2.2         The General Manager shall determine the number of Working Personnel required based on the operating needs of the Joint Venture Company and Party A’s usual standards for efficient operations, subject to the provisions of Clause 7.2.1.

10.3        Management Personnel

10.3.1         The Joint Venture Company shall employ Management Personnel at its own discretion on the basis of merit.  The qualifications and proficiency of each candidate shall be examined and/or tested before hiring.  Labor contracts shall be entered into between the Joint Venture Company and each individual member of the Management Personnel.  Terms of labor contracts of Management Personnel shall be determined by the General Manager, subject to the provisions of Clause 7.2.1.  Each labor contract shall set out all material terms governing the employment, duties and benefits of the relevant individual and shall be filed with the local labor department.

10.3.2         Subject to Clause 7.2.1, the nomination of Management Personnel shall be determined by the General Manager.

10.3.3         Management Personnel must have the necessary experience and may be recruited from within China as well as from abroad.

10.4        Discipline

10.4.1         The General Manager shall have the right to take disciplinary action, including giving a warning and recording of a demerit against, and a reduction in the wages of, those Personnel who violate the rules, regulations and labor discipline of the Joint Venture Company.  Where a case is serious, such Personnel may be dismissed. The General Manager shall also have the right to dismiss any member of the Personnel who is found to be inadequate, incompetent or unsuitable for his job (even after having received proper training), but the dismissal of the Senior Managers and Management Personnel shall be determined by the Board.

10.4.2         Dismissal of Personnel by the Joint Venture Company shall be carried out in accordance with the stipulations of the labor contract and the relevant laws and regulations of China.

10.5       Salaries and Annual Review

The detailed salaries for all Personnel (other than the Senior Managers and Management Personnel) shall be decided by the General Manager based on the business plan adopted by the Board. All expatriate Personnel shall be compensated as agreed among the Parties. Budgetary guidelines for the annual adjustment of salaries and other related matters of the Joint Venture Company’s Personnel shall be proposed by the General Manager and approved by the Board.

10.6       Non Solicitation

Neither any Party nor any of their Affiliates shall, during the entire term of the Joint Venture Company, employ or solicit any of the Personnel, or entice any of such persons to resign from the Joint Venture Company for the purpose of employing any of such persons unless unanimously agreed by the other Parties with a written notice.

10.7        Employment Insurance

The Joint Venture Company shall pay for the pension insurance, medical insurance and unemployment insurance in accordance with the relevant regulations.

11.         FINANCIAL AFFAIRS, ACCOUNTING AND INSURANCE

11.1         Accounting System

11.1.1       The Joint Venture Company shall adopt internationally used accrual basis and debit and credit accounting system in the preparation of its accounts.

11.1.2       The Joint Venture Company shall maintain accounting systems and procedures in accordance with the “Accounting Law of the People’s Republic of China”, “Accounting System of Enterprises”, and “Accounting System of Foreign Invested Enterprises” and related stipulations promulgated by the Ministry of Finance of China. In addition, the Joint Venture Company shall also ensure that it shall prepare and produce accounts and financial reports in accordance with the accounting principles as applied by Party A’s own accounts and in accordance with Party A’s customary reporting and management requirements. The Joint Venture Company shall also maintain financial records which, in reasonable detail, accurately and fairly reflect the transactions in which the Joint Venture Company has engaged (including, without limitation, all and any acquisitions and disposals of assets of the Joint Venture Company).

11.1.3       The Joint Venture Company shall provide to each Party the necessary information and data required by them. All financial records of the Joint Venture Company shall be maintained in Chinese language.

11.1.4       The Joint Venture Company shall adopt RMB as its standard bookkeeping base currency, but may also use US Dollars or other foreign currencies as supplementary bookkeeping currencies. The exchange between RMB and US Dollars or other foreign currencies shall abide by the relevant PRC laws and regulations.

11.1.5       Routine accounting records, vouchers, books and statements of the Joint Venture Company shall be made and kept in Chinese. At the request of Party A, Party B or Party F, an English version of the aforesaid documents shall be provided.

11.2	Accounting Year

The accounting year of the Joint Venture Company shall begin on 1st January and end on 31st December. The first accounting period of the Joint Venture Company shall commence on the Date of Establishment and end on 31st December of the same year.

11.3	Accounting and Financial Management Documents and Reports

The Chief Financial Officer shall:

11.3.1       within twenty (20) days of each accounting year end produce the first draft of the annual profit and loss accounts and the annual balance sheet of the Joint Venture Company for the immediately preceding account year and distribute the same to both Parties for review.  Within the first twenty (20) day of each accounting year, the Chief Financial Officer shall produce the final audited accounts of the Joint Venture Company for the immediately preceding accounting year and submit the same to the meeting of the Board for approval. Within twenty (20) days of the approval by the Board, the Chief Financial Officer shall provide the Parties with copies of such final audited profit and loss accounts and balance sheet.

11.3.2       within fourteen (14) days of the last day of each quarterly accounting period ending on 31 December, 31 March, 30 June and 30 September respectively of each year, procure the preparation of a quarterly profit and loss account and balance sheet of the Joint Venture Company for the immediately preceding quarterly accounting period with quarterly re-forecasts of the annual outcome prepared from the actual to date and forecast of the remainder of the year. The Chief Financial Officer shall, within such fourteen (14) day period as aforesaid, submit such quarterly profit and loss account and balance sheet as mentioned above to the Board.  Within fourteen (14) days of the approval by the Board, the Chief Financial Officer shall provide the Parties with copies of each such quarterly profit and loss account and balance sheet.

11.3.3       Within seven (7) days after the last day of each month, procure the preparation of monthly management accounts, such management accounts to include profit and loss accounts, cash flow forecast of the next three months and balance sheet of the Joint Venture Company. The Chief Financial Officer shall, within such seven (7) day period as aforesaid, submit such information to the Parties.

11.4        Auditing

11.4.1       The Board shall appoint a recognized firm of accountants with the qualifications to engage in auditing business in China as the independent auditors of the Joint Venture Company (the “Auditors”). The Auditors shall be appointed for such term as the Board shall determine. The Auditors shall perform the annual examination and audit of the financial statements of the Joint Venture Company, produce the relevant certificates and reports and assist in the production and counter-signing of the annual accounting statements and other documents, certificates or statements required by Chinese law to be examined and certified by an accountant registered in China.  The cost of employing the Auditors shall be borne by the Joint Venture Company.

11.4.2       Whenever necessary, the Board may set up an internal audit team for conducting internal audit of the financial condition of the Joint Venture Company.

11.5         Bank Accounts and Foreign Exchange Control

The Joint Venture Company shall open RMB bank accounts and foreign exchange accounts within China in currencies used by the Joint Venture Company in its operations. The Joint Venture Company’s foreign exchange transactions shall be handled in accordance with the relevant Chinese laws and regulations relating to foreign exchange control.

11.6        Profit Distribution

11.6.1       After payment of taxes in accordance with relevant Chinese laws and regulations and after accumulated losses of previous years have been fully made up, the Joint Venture Company shall, prior to distribution of profits for any accounting year, make allocations to the various funds (including reserve funds, bonuses and welfare funds for staff and workers and expansion funds) required by relevant Chinese laws and regulations to be made after the payment of taxes, in such amounts as determined by the Board.

11.6.2       After the payment of taxes, making up losses of previous years (if any) and after making allocations to the funds referred to in Clause 11.6.1 above, the remaining profits of the Joint Venture Company (or such portion of the remaining profits of the Joint Venture Company as the Board, based upon the recommendation of the General Manager, shall determine) will be available for distribution to each of the Parties in proportion to such Party’s share in the registered capital of the Joint Venture Company.

11.6.3       The Joint Venture Company shall pay profits due to Party A, Party B and Party F in a foreign currency to be notified by Party A, Party B and Party F. If in any accounting year, the Joint Venture Company does not have sufficient foreign exchange funds to pay to Party A, Party B and Party F in full its share of profits, the Joint Venture Company shall exchange a sufficient amount of RMB into foreign exchange in order to make such payment. If for any reason this is not possible, Party A, Party B and/or Party F may, at its option, take its profits for that accounting year in RMB in China or determine that the balance of any dividend unpaid in that year shall be paid when foreign currency becomes available together with an amount in respect of interest on such balance in the appropriate foreign currency for the period from the date of declaration up to the date of payment calculated at the average rate of interest charged by the Bank of China, Beijing Branch for one (1) month term fixed deposits of such currency in the same amount.

11.7         Insurance

The Joint Venture Company shall purchase insurance in accordance with the Chinese laws and regulations, common practice in the same industry in China and normal practice of Party A, including (but not limited to) insurance for property damage and business interruption, product and public liability and employer’s liability in respect of employees. The General Manager shall prepare and submit to the Board of Directors for approval a proposal of insurance to be purchased in each year. After such insurance proposal is approved by the Board of Directors, the General Manager shall be responsible for implementing the proposal and keeping the insurance policies effective during their respective terms.

12.         TAXATION

The Joint Venture Company shall pay various types of tax under the relevant national and local laws of China, and shall apply for all types of preferential tax treatment as permitted by the PRC law.

13.         CONFIDENTIALITY

13.1           During the term of this Contract and for a period of three (3) years from the date of termination or expiration of this Contract for any reason whatsoever, the Receiving Party of any Confidential Information shall:

(a)	keep the Confidential Information confidential;

(b)	not disclose the Confidential Information to any person other than with the prior written consent of the Disclosing Party or the Joint Venture Company, or in accordance with Clauses 13.2 and 13.3; and

(c)	not use the Confidential Information for any purpose other than the performance of its obligations under this Contract.

13.2           During the term of this Contract, the Receiving Party may disclose the Confidential Information to any of its employees or to any of its various professional advisors or to any member of Personnel of the Joint Venture Company (each a “Recipient”) to the extent that such disclosure is reasonably necessary for the purposes of this Contract or any Ancillary Agreement.

13.3           The Receiving Party shall ensure that each Recipient is made aware of and complies with all the Receiving Party’s obligations of confidentiality under this Contract as if the Recipient was a party to this Contract.

13.4           The obligations contained in Clauses 13.1 to 13.3 shall not apply to any Confidential Information which:

(a)	at the date of this Contract is in, or at any time after the date of this Contract comes into, the public domain other than through breach of this Contract by the Receiving Party or any Recipient;

(b)
was not obtained directly or indirectly from the Disclosing Party and which was available to the Receiving Party or to a Recipient on a non-confidential basis from a source other than the Disclosing Party, provided that such source is not and has not been bound by any obligations of confidentiality with the Disclosing Party or the Joint Venture Company; or

(c)	is required to be disclosed by applicable laws and regulations.

13.5           Each Party agrees to take (and shall ensure that the Joint Venture Company takes) at its own expense all reasonable action, including court proceedings, where appropriate, to compel compliance by a Recipient with the provisions of Clause 13.3.

13.6           Upon termination of this Contract, each Party shall return to the other Parties all Confidential Information, including the documents in electronic form, all confidential correspondence received from such other Parties prior to and during the existence of the Joint Venture Company.  No Party shall be allowed to retain copies of such Confidential Information.

14.         NON-COMPETITION

14.1         Non-Competition during the Term of the Joint Venture Company

For the duration of this Contract, no Party nor any of its Affiliates shall directly or indirectly engage in any discussions or negotiations, or enter into any agreement, commitment, or understanding with a third party to conduct of any or all of the Business in China, or to do anything which is likely to compete with the Business of the Joint Venture Company in China.

14.2         Non-Competition after the Termination of the Joint Venture Company

If any of the Parties exits the Joint Venture Company as a result of a buy-out in accordance with Clauses 15.4.3 and 15.5, such Party and any Affiliates shall not for a period of three (3) years (either directly or indirectly through any of its Affiliates) attempt to conduct (either on its own or through a joint venture with a third party) any Business in China

JOINT VENTURE TERM AND TERMINATION

14.3         Joint Venture Term

The term of the Joint Venture Company shall commence on the Date of Establishment and its duration shall be thirty (30) years.

14.4         Early Termination

In the event that the Joint Venture Company is dissolved or forced to declare bankruptcy, liquidation shall be conducted in accordance with applicable Chinese laws and regulations. Subject to the Parties adhering to this general principle, the following provisions of this Clause 0 shall apply.

14.5         Notice of Termination

Each of the Parties (the “Notifying Party”) shall have the right to give written notice to the relevant Parties (the “Non-Notifying Party”) of its desire to terminate this Contract (except that none of the Parties shall have the right to serve notice if it is the breaching Party under this Clause 15.3(c) or if its control is acquired by a competing third party under Clause 15.3(j)):

(a)
if any Party bankrupts, or becomes the subject of proceedings for liquidation or dissolution (except as a result of inter-group restructuring), or ceases to carry on business or becomes unable to pay its debts as they come due;

(b)	if the Joint Venture Company is insolvent or becomes bankrupt;

(c)
if any Party commits a material breach of this Contract (which includes breach of the non-competition obligation contained in Clause 14 and any of the representations and warranties contained in Clause 19), and the breaching Party fails to remedy the breach to the satisfaction of the Notifying Party within ninety (90) days of written notice from the Notifying Party;

(d)	if all or part of the assets or property of the Joint Venture Company or the interest of any Party in the Joint Venture Company is expropriated or requisitioned;

(e)	if the conditions or consequences of Force Majeure prevail for a period in excess of six (6) consecutive months and the Parties have been unable to find an equitable solution pursuant to Clause 16.3;

(f)	if good faith negotiations by the senior representatives of the Parties pursuant to Clause 7.3.5 have failed to resolve an incident of Deadlock;

(g)
the Joint Venture Company sustains significant and unsustainable losses (i.e., the accumulated losses sustained by the Joint Venture Company equal the registered capital contributed by the Parties) for a three (3) consecutive year period from the Date of Establishment, and, after consultations, the Parties are unable to agree on a satisfactory method to improve the economic condition of the Joint Venture Company, and they are unwilling to contribute further capital towards the Joint Venture Company (whether by way of registered capital or, to the extent permitted, loan financing), and none of the Parties is prepared or authorized to purchase the registered capital of the other Parties;

(h)
any new law or regulation, or the judicial interpretation of any existing law or regulation, is imposed on the Joint Venture Company which has a materially adverse effect on any of the Parties and/or the Joint Venture Company;

(i)
if the Joint Venture Company loses its business qualification for more than six (6) months, or if such qualification is restricted or limited in such a way that it has or might have a material adverse effect on the Parties and/or the Joint Venture Company; or

(j)
if the control (as such term is used within the definition of “Affiliate”) of any Party (or its ultimate holding company) is acquired by a third party which is a competitor of any of the other Parties.

14.6       Consequences of Termination Notice

14.6.1       In the event that the Notifying Party gives written notice pursuant to Clause 15.3 and as to Clause 14.5(c) provided that the Non-Notifying Party is in breach, or as to Clause 15.3(j) and provided that the control of the Non-Notifying Party is acquired by the Notifying Party’s competitor, then the Notifying Party shall, subject to Clause 15.5.3, have the right to purchase (or to nominate a third party to purchase) all equity interests of the Non-Notifying Party in the Joint Venture Company, or to sell all of its equity interest in the Joint Venture Company to the Non-Notifying Party, for an amount determined in accordance with Clause 15.5.

14.6.2       In the event that any Party (the “Affected Party”) gives written notice pursuant to Clause 14.5(e) or 14.5(h) and provided the incident of Force Majeure or change of law has a materially adverse effect on the Affected Party, then the Affected Party shall have the right to require the other Parties to purchase (or to nominate a third party to purchase) the Affected Party’s equity interest in the Joint Venture Company for an amount determined in accordance with Clause 15.5, unless both Parties agree that the Joint Venture Company shall be liquidated and Clause 16.6 shall apply.

14.6.3       Under the circumstances described in Clause 14.5(f), the Party(ies) which vote(s) in favour of approving the resolution (the “Approving Party”) may give a written notice to the Party(ies) which vote(s) against the resolution (the “Opposing Party”), and the Opposing Party may also give a written notice to the Approving Party. The Notifying Party shall specify in such notice the price which such Notifying Party believes is fair for the purchase of the Non-Notifying Party's equity interest in the Joint Venture Company (the “Purchase Price”).

(a)	Such notice, which may not be withdrawn by the Notifying Party for fifteen (15) days from its delivery to the Non-Notifying Party, shall be deemed to be an irrevocable offer to either:

i)
purchase (or to nominate a third party to purchase) from the Opposing Party the entire (but not part of the) equity interest owned by such Opposing Party in the Joint Venture Company at the Purchase Price; or

ii)	sell to the Opposing Party (or to a third party nominated by it) the entire (but not part of the) equity interest owned by the Approving Party in the Joint Venture Company at the Purchase Price.

(b)
The Opposing Party is entitled to decide, within fifteen (15) days after receiving such written notice, in writing whether to accept the offer either to sell to the Approving Party (or a third party nominated by it) the entire equity interest owned by the Opposing Party in the Joint Venture Company at the Purchase Price, or to purchase (or to nominate a third party to purchase) from the Approving Party the entire equity interest owned by such Approving Party in the Joint Venture Company at the Purchase Price.

(c)
Should the Non-Notifying Party fail to reply in writing to one of the offers referred to in Clause 15.4.3(a)(i) or (ii) above within fifteen (15) days after receiving the Notifying Party’s notification pursuant to this Clause, the Non-Notifying Party shall be deemed to have given its consent to the offer provided for by the Notifying Party, unless the Parties agree that the Joint Venture Company should be liquidated and Clause 15.6 shall apply.

14.6.4       In the event that any Party gives written notice pursuant to Clauses 14.5(b), 14.5(d), 14.5(g) or 14.5(i), and (in the case where the incident of Force Majeure or change of law has a materially adverse effect on the Joint Venture Company and/or the Parties at the same time) Clauses 14.5(e) and 14.5(h), or in the event that Clauses 15.4.1, and 15.4.2 shall apply, but no buy-out is proposed or agreed to pursuant to Clause 15.5 or approved by the Examination and Approval Authority, the provisions of Clause 15.6 shall apply.

14.7       Buy-out

14.7.1       Upon giving of a written notice pursuant to Clause 15.4.1 or Clause 15.4.2, or the Party (or a third party nominated by it as the case may be) which has the right or is obliged to purchase the equity interest of the other Party in the Joint Venture Company (the “Purchasing Party”) may (in the case of Clause 15.4.1) or shall (in the case of Clause 15.4.2) use its best effort to purchase such other Parties’ (the “Selling Party”) equity interest in the Joint Venture Company and the Selling Party shall sell its equity interest to the Purchasing Party (or a third party nominated by it). In such case, the purchase of the equity interest shall be at a consideration to be unanimously agreed upon between the Parties (or, as the case may be between the Selling Party and the third party nominated by the Purchasing Party), or, if there is no agreement within thirty (30) days of the giving of a written notice as aforesaid, at the Disposal Value (the provisions of Clause 15.5.2 to apply mutatis mutandis to this Clause 15.5.1).

14.7.2     Determination of Disposal Value

(a)
For the purposes of determining the Disposal Value, the Selling Party and the Purchasing Party shall jointly select and appoint a highly qualified international firm of accountants or appraiser (the “Appraiser”) to determine the Disposal Value and, as soon as the Selling Party and the Purchasing Party reach an agreement on the selection of the Appraiser, send an instruction notice to the Appraiser to determine the Disposal Value. The Appraiser shall commence his work immediately upon receipt of the notice from the Selling Party and the Purchasing Party and shall deliver to the Selling Party and the Purchasing Party its written determination of the Disposal Value within thirty (30) days of receipt of the notice or any time as otherwise agreed by the Parties.

(b)
If the Selling Party and the Purchasing Party are unable to agree upon the selection of the Appraiser within fifteen (15) days of the failure to reach an agreement on price pursuant to Clause 15.5.1 above, either Party may request the current President of the Hong Kong Society of Accountants (or its successor organization) to select a highly qualified international firm of accountants or appraiser (the “Independent Appraiser”) to determine the Disposal Value. The Independent Appraiser shall commence his work immediately upon receipt of the notice from the Selling Party and the Purchasing Party and shall deliver to them its written determination of the Disposal Value accordingly.

(c)
In the absence of fraud or manifest error, the Disposal Value determined by the Appraiser selected pursuant to paragraph (a) above or the Independent Appraiser selected pursuant to paragraph (b) above shall be final and binding on the Selling Party and the Purchasing Party. The cost incurred for the determination of the Disposal Value shall be borne by the Selling Party and the Purchasing Party equally.

14.7.3       In addition to the Selling Party and the Purchasing Party, the other Parties shall use their efforts regarding the proposed purchase pursuant to Clause 15.5 which shall include, without limitation, to urge the directors appointed by them to vote in favor of approving the resolution (if any) concerning the proposed purchase and use their respective best efforts to procure approval and registration.

14.7.4       The Parties shall submit their agreement regarding the proposed purchase pursuant to Clauses 15.4 and 15.5.1 to the Examination and Approval Authority for approval. Each Party agrees that it shall use its respective best efforts to procure all approvals required as a result of the application of Clauses 15.4 and 15.5.1 as soon as practicable.

14.7.5       The Purchasing Party shall pay the purchase price in a currency acceptable to the Selling Party (which may be a foreign currency to be selected by Party A, Party B and/or Party F in the event Party A, Party B and/or Party F are/is the Selling Party) within forty-five (45) days of approval by the Examination and Approval Authority. If the Purchasing Party, for any reason, does not pay the Purchase Price in full within the aforesaid forty-five (45) day period, then it shall pay to the Selling Party liquidated damages equivalent to the interest for the period during which the overdue amount remains unpaid at the rate of two percent (2%) above the one year London Interbank Offered Rate (LIBOR) for US Dollar loans. Such liquidated damages shall accrue on a daily basis and shall be payable monthly in arrears until the overdue amount is paid in full. In the event the Purchasing Party fails to rectify the default in paying the full amount of the purchase price to the Selling Party within ninety (90) days after receipt of the notice sent by the Selling Party pursuant to this Clause, the provisions of Clause 15.6 shall apply.

14.7.6       If the purchase under Clause 15.4.3 or this Clause 15.5 is not completed as provided for herein within ninety (90) days of the notice given by a Party pursuant to the relevant paragraphs of Clause 15.3, then the provisions of Clause 15.6 shall apply.

14.8	Voluntary Liquidation Procedure

In the event that the Business License is revoked, or if the provisions of Clauses 15.4.4 or 15.5.5 shall apply, this Contract shall automatically terminate and procedures for the voluntary liquidation of the Joint Venture Company shall be carried out in accordance with the relevant Chinese laws and regulations.

14.9	Distribution of Assets

Upon completion of liquidation and settlement of all outstanding debts and liabilities, the balance of the Joint Venture Company’s assets shall be distributed to the Parties in proportion to their respective percentage ownership in the Joint Venture Company’s registered capital.

15.          LIABILITY FOR BREACH OF CONTRACT

If any Party is in breach of any provision (including a breach of warranties provided in Clause 19) of this Contract or any provision of the Articles of Association, the breaching Party shall indemnify the other Parties and the Joint Venture Company for the losses suffered by the other Parties or the Joint Venture Company as a result of such breach.

16.         FORCE MAJEURE

16.1           If an event of Force Majeure occurs, to the extent that any contractual obligation (other than the obligations under Clauses 13 and 14) of any Party cannot be performed as a result of such event, such contractual obligation shall be suspended while the Force Majeure subsists and the due date for performance thereof shall be automatically extended, without penalty, for a period equal to such suspension.

16.2           The Party encountering Force Majeure shall promptly inform the other Parties in writing and shall furnish appropriate proof of the occurrence and duration of such Force Majeure. The Party encountering Force Majeure shall also use all reasonable efforts to minimize the consequences of such Force Majeure.

16.3           In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable efforts to minimize the consequences of such Force Majeure.

17.         SETTLEMENT OF DISPUTES

17.1        Consultation

17.1.1       If a dispute of any kind whatsoever arises among the Parties in connection with this Contract or the Articles of Association, including any question concerning the existence, construction, interpretation, validity, termination or implementation of this Contract, the Articles of Association, the Parties shall use all reasonable efforts to resolve the matter amicably.

17.1.2       If any Party has sent to the other Parties a written notice setting forth a matter in dispute and the dispute cannot be resolved by the Parties within thirty (30) days after the notice has been sent, each of the Parties may submit such dispute to arbitration. However, despite the foresaid, any Party may require a judgment or decision from a court or relevant government for a temporary remedy, so as to force the relevant Parties to perform obligations not in dispute.

17.2        Arbitration

17.2.1       In the event that the dispute cannot be resolved within the period prescribed in Clause 17.1.2 above, any Party may submit such dispute to arbitration in Beijing by the China International Economic and Trade Arbitration Commission (the “CIETAC”) in accordance with the Arbitration Rules of the CIETAC (the “Rules”) for the time being in force, which Rules (including any amendment thereto) are deemed to be incorporated by reference in this Clause.

17.2.2       Any award made by the arbitral tribunal shall be final and binding on the Parties and the Joint Venture Company who hereby waive any right of appeal to any court which might otherwise have jurisdiction in respect of the matter.

17.2.3       The cost of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration award.

17.3        Continued Performance

When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to fulfill their respective obligations (and shall be entitled to exercise their rights) under this Contract.

18.         WARRANTIES

18.1          Warranties of Party C, Party D and Party E

Party C, Party D and Party E hereby warrant that:

(a)
they are validly existing enterprise legal persons of the PRC, in good standing under the laws of the PRC, and have the full power and right to conduct their business within the scope of their business licenses;

(b)	they have respectively full power and authority to enter into and perform this Contract;

(c)
they have respectively taken all requisite corporate actions to authorize the signing of this Contract to which each of them is a party, and after approval by the Examination and Approval Authority, the respective obligations of them under this Contract will be valid and binding; and

(d)
the execution and performance of this Contract by them will not violate any outstanding commitments, licenses or obligations, contractual or otherwise, of them or any currently effective law, regulation, decree or policy of the PRC.

18.2        Warranties of Party A, Party B and Party F

Party A, Party B and Party F each hereby warrants that:

18.2.1       Both Party A and Party F are validly existing companies organized and in good standing under the laws of Hong Kong, and Party B is a validly existing company organized and in good standing under the laws of USA.

18.2.2       Both Party A and Party B have the full power and right to conduct its business within the scope of its by-laws;

18.2.3       they have full power and authority to enter into and perform this Contract;

18.2.4       they have taken all requisite corporate actions to authorize the signing of this Contract and after approval by the Examination and Approval Authority, their  obligations under this Contract will be valid and binding; and

18.2.5       the execution and performance of this Contract by them will not violate any outstanding commitments, licenses or obligations, contractual or otherwise, of them or any currently effective law, regulation, decree or policy of the relevant jurisdictions.

18.3         Indemnity

Subject to Clause 16, each Party agrees to indemnify the other Parties from any and all losses that may arise should any of its warranties set forth in this Clause 19 prove to be inaccurate in any respect.

19.          APPLICABLE LAW

The validity, interpretation and implementation of this Contract shall be governed by relevant and published Chinese laws.  In the event that there is no relevant and published Chinese laws governing a particular matter relating to this Contract, reference shall be made to general international commercial practice.

20.          MISCELLANEOUS PROVISIONS

20.1        Waiver

The failure to exercise or delay in exercising a right or remedy under this Contract shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Contract shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

20.2        Binding Effect

After being executed by the legal representatives or their authorized persons and upon the company chops of the Parties, this Contract shall come into effect from the date of issue of the Certificate of Approval.

20.3        Language

This Contract is written and executed in Chinese and English, any inconsistency between the two versions shall be resolved in accordance with the provision of Clause 18 hereof.

20.4        Severability

The invalidity of any provision of this Contract shall not affect the validity of any other provisions of this Contract. The Parties shall negotiate in good faith in order to agree to the terms of a mutually satisfactory provision to be substituted for the provision to be held invalid, subject to any approval required of the Examination and Approval Authority.

20.5        Notices

Any notice or other communication provided for in this Contract shall be in writing in the English or Chinese languages and shall be delivered personally or sent by facsimile (to be confirmed by registered mail or courier), or by registered mail (receipt acknowledged) as follows:

If to Party A, to:

Address:         1 Zhuyuan Second Street Beijing Tianzhu Export Processing Zone,
 Shunyi District, Beijing, 101312

Tel:                 010-80411312

Facsimile:      010-80411316

E-mail:            bbs@bio-bridge.com.cn

Marked for the attention of:  Chen Zan

If to Party B, to:

Address:         1242 Commerce Avenue Woodland, CA 95776

Tel:                 (877) 666-9868

Facsimile:      (530) 6661416

Marked for the attention of:   Mr. Jan Baker

If to Party C, to:

Address:          Room 304, No. 4 Building, Shidaizhiguang Mingyuan,
  No. 45 Xizhimen North Street, Haidian District, Beijing, 100044

Tel:                 010-62251122

Facsimile:      010-62219703

E-mail:           yizhongjun63@163.com

Marked for the attention of:  Mr. Zhongjun Yi

If to Party D, to:

Address:         Room 23C No.1 Building, Huaweili, Chaoyang District, Beijing, 100021

Tel:                 010-87731551

Facsimile:      010-87731551

Marked for the attention of:  Yan Rong

If to Party E, to:

Address:         The Industrial Area of Baimiaozi Town, Tumote Zuoqi, Huhhot City, 010109

Tel:                 0471-8050999

Facsimile:      0471-8050808

E-mail:           lys7589@126.com

Marked for the attention of:  Mr. LEE Yongsheng

If to Party F, to:

Address:        8th Floor, Gloucester Tower, The Landmark, 15 Queen's Road Central,
Hong Kong

Tel:                 852 3589 8899

Facsimile:     852 3589 8522

Marked for the attention of:  Gloria Ma

or to such other person, address or facsimile number as any Party may specify by notice in writing to the others.

20.5.1     In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:

(a)	if delivered personally, when left at the address referred to in Clause 21.5;

(b)	if sent by facsimile, when clearly received in full; and

(c)	if sent by registered mail, with acknowledgement of receipt, when acknowledged.

20.6        Inconsistency

If there is any conflict or inconsistency between the provisions of this Contract and the Articles of Association, this Contract shall prevail. If there is anything relating to the Joint Venture Company, including but not limited to the business, operation and management of the Joint Venture Company, or the Parties’ rights, obligations or liabilities concerning the Joint Venture Company not provided in the Articles of Association, but provided in the Contract, the Contract shall be binding upon the Joint Venture Company and the Parties. The Parties shall use their efforts to ensure that the Joint Venture Company complies with the Contract.

20.7        Amendment

No amendment of this Contract shall be valid unless it is in writing and signed by or on behalf of each of the Parties and, to the extent required by applicable laws and regulations, approved by the Examination and Approval Authority.

20.8        Non-Assignability

Other than as expressly provided under the terms of this Contract, the rights and obligations each Party hereunder shall not be assignable without the express written consents of all the other Parties.

20.9        Survival

The provisions of, and the obligations and benefits under Clauses 13, 18 and 19 (and any Clause which is expressly or impliedly stated to do so) shall survive the termination of this Contract and the liquidation of the Joint Venture Company.

20.10       Entire Agreement

This Contract constitutes the entire agreement among the Parties relating to the subject matter of this Contract and supersede all previous agreements, including, without limitation  any letter of intent between the Parties.

20.11      Execution of Contract

This Contract shall be executed in ten (10) originals in both Chinese and English language.

IN WITNESS WHEREOF each of the Parties hereto has caused this Contract to be executed by its duly authorised representative on the date first set forth above.

SIGNED by	( )

for and on behalf of	Bio-bridge Science (HK) Co., Ltd
SIGNED by	( )

for and on behalf of	J R Scientific, Inc.

SIGNED by	( )

for and on behalf of	Beijing Boda Times Science and Trade Co., Ltd

SIGNED by	( )

for and on behalf of	Beijing Zhongpu Huaxing Biotechnology Co., Ltd

SIGNED by	( )

for and on behalf of	Huhhot Haibo Biologic Production Co., Ltd

SIGNED by	( )

for and on behalf of	China Diamond Limited

appendix 1

DEFINITIONS

“Affiliate” means in relation to each Party, any person who is directly or indirectly controlling or controlled by or under direct or indirect common control with such Party.  For the purposes of this definition, “control” when used with respect to any person means the ownership of over fifty percent (50%) of the voting stock, registered capital or other interest of that person, directly or indirectly, whether through the ownership of voting securities, by agreement or otherwise, or the power to appoint the manager or majority of members of the management committee, board of directors or equivalent decision making body. A “person” for such purposes is any individual, corporation, partnership, joint venture, enterprise, association, joint-stock company, limited liability company, trust, unincorporated organization or government or government organization.

“Appendix” or “Appendices” means the appendix or appendices attached to this Contract.

“Appraiser” has the meaning given to it in Clause 15.5.2, 14.7.2(a) of this Contract.

“Articles of Association” means the Articles of Association of the Joint Venture Company appended hereto as Appendix 2.

“Assigning Party” has the meaning given to it in Clause 5.5.1, 14.7.2(a) of this Contract.

“Auditors” mean the auditors of the Joint Venture Company appointed in accordance with Clause 11.4.1.

“Board” means the board of directors of the Joint Venture Company.

“Business” has the meaning given to it in Clause 4.2 of this Contract.

“Business License” means the Joint Venture Company’s business license issued by the SAIC.

“Certificate of Approval” means the certificate of approval issued to the Joint Venture Company by the Examination and Approval Authority approving the establishment of the Joint Venture Company.

“China” or “PRC” or “People’s Republic of China” means the People’s Republic of China (but for the purposes of this Contract shall exclude the territories of Hong Kong, Macau and Taiwan).

“Confidential Information” means all information of a confidential nature disclosed (whether in writing, verbally or by any other means and whether directly or indirectly) by any Party (the “Disclosing Party”) to the other Parties (the “Receiving Party”) whether before or after the date of this Contract including, without limitation, any information relating to the Disclosing Party’s products, operations, processes, plans or intentions, product information, know-how, Intellectual Property, design rights, trade secrets, market opportunities and business affairs.

“Contract” means this Joint Venture Contract entered into by Party A, Party B, Party C, Party D, Party E and Party F for the establishment and operation of the Joint Venture Company.

“Contribution Date” has the meaning given to it in Clause 5.2.7 and 5.6.4 of this Contract.

“Date of Establishment” has the meaning given to it in Clause 3.1.3 of this Contract.

“Deadlock” has the meaning given to it in Clause 7.3.5 of this Contract.

“Disposal Value” means for the purposes of the provisions of Clauses 15.5.1 and 15.5.2, the price for the purchase of equity interest in the Joint Venture Company by the Purchasing Party to be determined by Appraiser or Independent Appraiser which shall be the fair value thereof.  For the purposes of this Contract the term “the fair value” of any such sale equity interest shall be determined on the basis of any arms-length transaction between a willing seller and willing buyer by reference to past audited accounts and current management figures and forecasts and taking into account changes to the Joint Venture Company including past and prospective earnings and underlying net asset value and further by taking into account normal or representative price/earnings ratios in the same business as that carried on by the Joint Venture Company without giving undue preference to any one aspect and always regarding the Joint Venture Company as a going concern.

“Effective Date” means the date on which the Examination and Approval Authority issues the Certificate of Approval in respect of this Contract and the Articles of Association.

“Examination and Approval Authority” means the Ministry of Commerce or the local authorities entrusted by such Ministry to issue the Certificate of Approval.

“Force Majeure” means all events which are beyond the control of the Parties and which are unforeseen, or if foreseen, unavoidable, and which prevent total or partial performance by any Party.  Such events shall include but are not limited to any lockouts, explosions, shipwrecks, acts of nature or the public enemy, fires, flood, sabotage, accidents, strikes, wars, riots, acts of terrorists, insurrections, inability to obtain transportation, governmental action and any other similar contingency.

“Independent Appraiser” has the meaning given to it in Clause 15.5.2 and 14.7.2(b) of this Contract.

“Joint Venture Company” has the meaning given to it in Preliminary Statement (B) and Clause 3.3 of this Contract.

“Management Personnel” means the department managers and other personnel nominated by the General Manager and designated as “Management Personnel” by the Board of Directors.

“Non Assigning Party” has the meaning given to it in Clauses 5.5.1 of this Contract.

“Notifying Party” has the meaning given to it in Clauses 15.5.3 and 15.5.4 of this Contract.

“Offered Price” has the meaning given to it in Clause 5.5.2 (a) of this Contract.

“Party” or “Parties” means one or all of Party A, Party B, Party C, Party D, Party E and Party F.

“Personnel” means the Senior Managers and Management Personnel and Working Personnel.

“Purchasing Party” has the meaning given to it in Clauses 5.5.2 and 15.5.1 of this Contract.

“Recipient” has the meaning given to it in Clause 13.2 of this Contract.

“RMB”  means Renminbi, the lawful currency of China.

“Rules” has the meaning given to it in Clause 17.2.1 of this Contract.

“Selling Party” has the meaning given to it in Clauses 5.5.2 and 15.5.1 of this Contract.

“Senior Managers” means General Manager, Deputy General Managers, Chief Financial Officer, Chief Administrative Officer, Chief Technical Officer and Chief Marketing Officer.

“SAIC” means State Administration of Industry and Commerce or the local authority entrusted by such Administration to issue the Business License.

“Working Personnel” means all employees of the Joint Venture Company except the Senior Managers and Management Personnel.